UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2018

Rocket Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36829	04-3475813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue Suite 7530
New York, New York 10118
(Address of Principal Executive Offices)

(646) 440-9100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 8.01.	Other Events.

On December 27-28, 2018, Rocket Pharmaceuticals, Inc. (the “Company”) repurchased a total of 100,000 shares of its common stock, par value $0.01 per share, for aggregate consideration of approximately $1.4 million, representing a weighted-average purchase price of $13.93 per share. The repurchases were made on the Nasdaq Stock Market at prevailing market prices in accordance with SEC Rule 10b-18.

Immediately following the foregoing stock repurchases (the “Repurchases”), the Company sold 100,000 shares of common stock (the “Shares”) to RTW Innovation Master Fund, Ltd. (“RTW Innovation”), which is an affiliate of the Company and is managed by RTW Investments, LP (“RTW”). RTW is managed by Roderick Wong, who is the Chairman of the Company’s Board of Directors. RTW Innovation purchased the Shares for a per-Share price of $13.93, plus an amount equal to the Company’s expenses incurred in connection with the Repurchases (including broker’s commissions) and the issuance of the Shares. The offering and sale of the Shares was completed as a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended.

Subsequent to the stock repurchase and the issuance of the Shares, which transactions are expected to close on or about December 31, 2018, there will be: (i) no changes in the total number of shares of the Company’s common stock issued and outstanding, and (ii) no changes (other than possible de minimis changes) in the Company’s assets or liabilities arising a result of these transactions.

Due to limitations on RTW's ability to purchase shares in the open market, the foregoing transactions were undertaken by the Company in light of its desire to assist in placing shares of common stock in the hands of investors who are viewed as likely to be long-term holders of the Company’s common stock and who have stated a belief that the Company’s common stock is undervalued at the current levels.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: December 28, 2018	By:	/s/ Gaurav Shah
	Name:	Gaurav Shah
	Title:	President and Chief Executive Officer